[LETTERHEAD]

December 4, 2007

Ms. Karen J. Garnett
Assistant Director
U.S. Securities and
Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Re:       LG Holding Corporation (the Company)
Form SB-2 Registration Statement, Amendment No. 1
File Number: 333-146602

Dear Ms. Garnett;

This is in response to your November 8, 2007 comment to the Company. The paragraph numbers in this letter correspond to those in your comment letter.

 General

1. Your comment has been noted. The Company will comply. The no plans to include such items in the prospectus but will notify you if its plans change.

2. The Company has made the required additional disclosure.

3. The Company has made the required reference change.

Summary, page 4

4. Your comment has been noted. The Company has a website under the web address www.noworriesmns.com, which is the address of the Company’s subsidiary. The Company has made the required changes throughout the document.

Our Company, page 4

5. The Company has made the required additional disclosure.

Ms. Karen J. Garnett
December 4, 2007

The Offering, page 5

6. The Company has made the required clarifications.

Risk Factors, page 5

7. The Company has made the required additional disclosure.

             8.The Company has made the required clarifications.

             9.The Company has made the required clarifications.

10. The Company has made the required additional disclosures.

11. The Company has made the required additional disclosure.

We have a lack of liquidity and will need additional financing in the  future…page 6

12. The Company has made the appropriate clarification.

13. The Company has made the appropriate clarification.

As a Company with limited operating history, we are inherently...page 6

14. The Company has combined the two risk factors.

Intense Competition in our Market Could Prevent….page 6

15. The Company has made the appropriate clarification.

16. The Company has made the appropriate clarification.

Our Success will depend Upon Our Management’s Efforts…page 6

17. The Company has made the appropriate clarification.

Special Note Regarding Forward-Looking Statements, page 8

Ms. Karen J. Garnett
December 4, 2007

18. The Company has made the appropriate deletion.

Determination of Offering Price, page 9

19. The Company has made the required additional disclosure.

  Management’s Discussion and Analysis …page 11

20. The Company has made the required additional disclosure.

Results of Operations, page 12

21. The Company has made the additional disclosures.

22. There are no non-recurring expenses to report. Company has deleted the reference.

23. The Company has made the appropriate clarification.

 24. The Company has provided additional disclosure.

25. The Company has deleted the reference.

Liquidity and Capital Resources, page 13

26. The Company has provided additional disclosure.

Proposed Milestones to Implement Business Operations, page 14

27. The Company has provided additional disclosure.

28. The Company has provided additional disclosure.

  Description of Business, page 15

  Operations, page 16

 29. The Company has provided additional disclosure.

Ms. Karen J. Garnett
December 4, 2007

  30. The Company has provided additional disclosure.

  Raw Materials, page 17

              31.The Company has made the required clarifications.

Executive Compensation, page 19

  32. The Company has provided additional disclosure.

  33. The Company has provided additional disclosure.

  Summary Compensation Table, page 20

  34. The Company has provided additional disclosure.
  35. The Company has made the required clarifications.

  Certain Relationships and Related Transactions, page 20.

  36. The Company has provided additional disclosure.

PLEASE NOTE: THE FOLLOWING RESPONSES REGARDING THE FINANCIAL STATEMENTS HAVE BEEN PROVIDED BY THE COMPANY’S AUDITORS.

  Consolidated Balance Sheets, page F-2

 37. The deferred offering costs of $5,000 reported on the balance sheet apply to the Company’s Colorado Form RL offering, not to the Form SB-2.

Consolidated Statements of Stockholders’ Equity, page F-4

38. Prior to its acquisition by LG Holding Corporation, the Company’s subsidiary No Worries Managed Network Services, Inc. was a private corporation wholly owned by the Company’s President, and had a tax reporting status as a S-Corporation. The President was paid a salary and also received periodic cash distributions. Upon acquisition by LG Holding Corporation, the subsidiary will no longer report taxes as a S-Corporation, and the Company no longer intends to pay distributions or dividends in the foreseeable future.

Note 2. Related Party Transactions…page F-9

Ms. Karen J. Garnett
December 4, 2007

39. The Company inadvertently provided the wrong cite in footnote 2. The correct cite should have been FIN 46 (R), not SFAS 153. The Company President was acting as a de facto agent of the Company when purchasing the vehicle, thus the inclusion of the vehicle and corresponding loan on the Company’s books. The cite has been corrected on footnote 2. The vehicle is titled in the President’s name as that was the only way the purchase transaction could be completed (the seller would not sell to a corporation). The vehicle is only used for Company business.

40. The Company has accrued $250 per month for donated rent.

Item 28. Undertakings, page II-4

41. The Company has provided additional disclosure.

Exhibits, page II-3

42. There are no such material contracts.

Exhibit 5.1, Legal Opinion

43. We have provided a new legal opinion.

The Company has noted the comments by the Staff in the closing section. If you have any additional questions, do not hesitate to contact the undersigned at (303)793-0304. For accounting comments, please contact Mr. Ronald Chadwick at (303) 306-1967.

DAVID WAGNER & ASSOCIATES, P.C.

/s/ David J. Wagner
    David J. Wagner